Exhibit 99.1

Savient Pharmaceuticals Announces Proposed Public Offering of Common Stock

EAST BRUNSWICK, N.J., Oct 07, 2009 - Savient Pharmaceuticals, Inc. (Nasdaq: SVNT) announced today its intention to commence, subject to market and other conditions, an underwritten public offering of 4,000,000 shares of its common stock pursuant to an effective shelf registration statement on Form S-3. Savient also intends to grant the underwriters a 30-day option to purchase up to an aggregate of 600,000 additional shares of common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by Savient. J.P. Morgan Securities Inc. is acting as sole book-running manager of the proposed offering. Wedbush PacGrow Life Sciences is also acting as a lead manager of the proposed offering.

Savient intends to use the net proceeds from this offering to complete its effort to seek FDA approval of KRYSTEXXA(TM) (pegloticase), to develop a program of regulatory filings and review of KRYSTEXXA in other countries, to engage a global secondary source supplier and a secondary fill and finish manufacturer for pegloticase, and for working capital and other general corporate purposes.

A shelf registration statement on Form S-3 relating to the shares was filed with the Securities and Exchange Commission on September 24, 2007 and became effective on October 10, 2007. Information about the offering is available in the preliminary prospectus supplement to be filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

Copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting J.P. Morgan Securities Inc., Attention: Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245.

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing KRYSTEXXA(TM) (pegloticase) for the treatment of chronic gout in patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA, formerly referred to as Puricase(R), from Duke University and Mountain View Pharmaceuticals, Inc. Savient also manufactures and supplies Oxandrin(R) (oxandrolone tablets, USP) CIII in the U.S. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.

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